Filed pursuant to Rule 433
Registration Statement Nos. 333-290665 and 333-290665-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Contingent Fixed Return and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Biotech ETF and the State Street® Technology Select Sector SPDR® ETF due April 5, 2027
Term Sheet to Preliminary Pricing Supplement dated March 2, 2026

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlyings:	The State Street® SPDR® S&P® Biotech ETF and the State Street® Technology Select Sector SPDR® ETF
Pricing Date*:	March 3, 2026
Issue Date*:	March 6, 2026
Maturity Date*:	April 5, 2027
Denominations:	$1,000 and any integral multiple of $1,000.
Contingent Fixed Return:	At least 16.80% of the principal amount (to be determined on the Pricing Date)
Lowest Performing Underlying:	The Lowest Performing Underlying is the Underlying with the lowest Performance Factor.
Performance Factor:	With respect to an Underlying, its Fund Closing Price divided by its Starting Value (expressed as a percentage).
Maturity Payment Amount (per Security):
You will receive a Maturity Payment Amount that could be greater than or less than the principal amount per Security:
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If the Ending Value of the Lowest Performing Underlying is greater than or equal to its Threshold Value:
$1,000 + the Contingent Fixed Return; or
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If the Ending Value the Lowest Performing Underlying is less than its Threshold Value:
$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying)

Starting Value:	With respect to each Underlying, its Fund Closing Price on the Pricing Date
Ending Value:	With respect to each Underlying, its Fund Closing Price on the Calculation Day
Threshold Value:	With respect to each Underlying, 75% of its Starting Value.
Underlying Return:	With respect to each Underlying, the percentage change from the Starting Value to the Ending Value, measured as follows: Ending Value – Starting Value Starting Value
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 1.075% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 0.50% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711KWC6
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.20% per Security for marketing and other services.
Hypothetical Payout Profile***
*** prepared for purposes of illustration only; assumes a Contingent Fixed Return equal to the lowest possible Contingent Fixed Return that may be determined on the Pricing Date.
The positive return on the Securities at maturity will be limited to the Contingent Fixed Return, even if the Ending Value of the Lowest Performing Underlying significantly exceeds its Starting Value. You will not have the opportunity to participate in any appreciation of either Underlying beyond the Contingent Fixed Return.
If the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will lose more than 25%, and possibly all, of the principal amount of your Securities on the Maturity Date.
The initial estimated value of the Securities as of the pricing date is expected to be between $929.25 and $979.25  per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-23 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870426005591/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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The Securities do not bear interest.
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Your return will be limited to the Contingent Fixed Return.
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The Maturity Payment Amount will not reflect the values of the Underlyings other than on the Calculation Day.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the Ending Value of one Underlying is greater than or equal to its Starting Value or Threshold Value.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Maturity Date may be postponed if the Calculation Day is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.
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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

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Any payments on the Securities will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
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Changes that affect an Underlying or its respective fund underlying index may adversely affect the value of the Securities and any payments on the Securities.
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We cannot control actions by any of the unaffiliated companies whose securities are included in an Underlying or its respective fund underlying index.
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We and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified its public disclosure of information.
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Risks associated with an applicable fund underlying index will affect the value of that Underlying and hence the value of the Securities.
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There are risks associated with funds.
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Adverse conditions in the biotechnology sector may reduce your return on the Securities.
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The stocks held by the XBI are concentrated in one sector.
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Adverse conditions in the technology sector may reduce your return on the Securities.
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The stocks held by the XLK are concentrated in one sector.
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The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility.
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The anti-dilution adjustments will be limited.
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The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the publisher or the sponsor or investment advisor has no obligation to consider your interests.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated March 2, 2026, Product Supplement No. WF-1 dated December 8, 2025 and Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.